MCA HOLDINGS CORPORATION

Suite 2806, 505 - 6th Street SW

Calgary, Alberta

Canada  T2P 1X5

March 11, 2010

United States Securities and Exchange Commission

100 F Street, N.E.

Washington, DC  20549

Mail Stop 3561

Attn:  Ethan Horowitz, Staff Accountant

Re:

MCA Holdings Corporation

Form 8-K Filed March 1, 2010

File No. 000-52162

[J&H File No. 3527.14]

Dear Mr. Horowitz:

MCA Holdings Corporation, as Registrant, hereby acknowledges the following in response to the staff’s earlier comment letter dated March 3, 2010, which was issued in connection with the above-noted filing:

1.

The Company is responsible for the adequacy and accuracy of the disclosure in the filing;

2.

Staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filing; and

3.

The Company may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Sincerely,

MCA Holdings Corporation

By:  /s/ Wai Leung Cheng

Wai Leung Cheng

CFO